Exhibit 99.2

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Joel N. Waller
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ACKNOWLEDGES RECEIPT OF
ARIA PARTNERS PROPOSAL

Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, acknowledged receipt of a letter today from Aria Partners indicating its interest in acquiring all outstanding stock of the Company for $1.75 per share.

Consistent with its fiduciary responsibilities, the Company’s Board of Directors will review and consider this unsolicited proposal, in consultation with its financial and legal advisors, and determine the course of action that it believes to be in the best interests of Christopher & Banks and its stockholders, and communicate any such conclusion to its stockholders. Piper Jaffray & Co. and Dorsey & Whitney LLP have been retained as financial and legal advisors, respectively, to assist the Board in its evaluation of the proposal.

Christopher & Banks stockholders are advised to take no action at this time pending the review of the proposal by Christopher & Banks’ Board of Directors.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of July 3, 2012, the Company operates 658 stores in 44 states consisting of 389 Christopher & Banks stores, 179 stores in their women’s plus size clothing division CJ Banks, 65 dual stores and 25 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Christopher & Banks Corporation (the “Company”) has commenced at this time. If a tender offer is commenced, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”).  INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.  In addition, documents filed with the SEC by the Company may be obtained free of charge by contacting Luke Komarek, Corporate Secretary at 763-551-5000.